Exhibit 16.1

April 19, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read the statements made by ECD Automotive Design, Inc. included under Item 4.01 of its Form 8-K dated April 18, 2024. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Boston, MA